EXHIBIT 10.1

ESCROW AGREEMENT

This Escrow Agreement is dated and effective as of the 20th day of March, 2009 and is made by and among ICON Securities Corp. (the “Dealer-Manager”), ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P., a Delaware limited partnership (the “Partnership”), ICON GP 14, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”) and Deutsche Bank Trust Company Americas, a New York Banking Corporation and a wholly-owned subsidiary of Deutsche Bank AG (the “Escrow Agent”).

RECITALS

A. The Partnership proposes to offer and sell up to 400,000 limited partnership interests (the “Interests”) to investors at $1,000 per Interest pursuant to a registration statement (the “Registration Statement”) filed with, and declared effective by, the United States Securities and Exchange Commission (the “SEC”).

B. The Partnership has agreed that the subscription price paid in cash by subscribers will be refunded to subscribers if less than 1,200 Interests (the “Minimum Offering”) have been sold and payment therefor received by the earlier to occur of the date which is (1) the first anniversary of the date on which the Offering Period (as defined in the Registration Statement) commenced or (2) any earlier date on which the General Partner may elect to terminate the Offering (as defined in Partnership’s Prospectus) (such date shall be referred to herein as the “Escrow Termination Date”).

C. The Partnership desires to establish an escrow account (the “Escrow Account”) with Escrow Agent for subscription payments pending receipt of aggregate subscriptions for not less than One Thousand Two Hundred (1,200) Interests ($1,200,000 of subscriptions) (the time at which the escrow established by this Agreement as to subscriptions from residents of all States other than Pennsylvania may be released) or Twenty Thousand (20,000) Interests ($20,000,000 of subscriptions) have been received (the time at which the escrow established by this Agreement as to subscriptions from residents of all States, including Pennsylvania may be released).

D. The Escrow Agent is willing to serve as Escrow Agent upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties covenant and agree as follows:

1. Deposit with Escrow Agent. The Escrow Agent agrees that it will, from time to time, accept subscription payments for Interests (the “Escrow Deposit”) received by it from the General Partner or the Dealer-Manager. Until such time as (1) at least 1,200 Interests have been sold, all checks for such subscription payments received from all subscribers shall be made payable to “DBTCA as Escrow Agent for ICON Fund 14” and (2) at least 20,000 Interests have been sold, all checks for subscription payments from residents of the Commonwealth of Pennsylvania shall be made payable to “DBTCA as Escrow Agent for ICON Fund 14”. Subscription Agreements for the Interests received by the General Partner shall be reviewed for accuracy by the General Partner and, immediately thereafter, the General Partner shall deliver to Escrow Agent information describing the name, address and Federal Tax Identification Number of the subscriber.

2. Investment of the Escrow Deposit.

2.1 The Escrow Agent shall, upon receipt of the checks remitted to it, deposit all of the Escrow Deposit in the Escrow Account. The Escrow Account shall be invested in (a) such obligations issued or guaranteed by the United States Government or any agency thereof, (b) such bank accounts, (c) such short-term certificates of deposit issued by a bank, or (d) such bank money-market accounts, as shall be designated in writing from time to time by the Partnership, such writing to specify the particular investment. Periodic statements will be provided to the Dealer-Manager and the Partnership reflecting transactions executed on behalf of the Escrow Account. The Dealer-Manager and the Partnership will receive a monthly statement of transaction details upon completion of any securities transaction in the Escrow Account without any additional cost.

2.2 The Escrow Agent shall have no obligation to invest or reinvest the Escrow Deposit if deposited with the Escrow Agent after noon (E.S.T./E.D.T.) on such day of deposit. Instructions received after noon (E.S.T./E.D.T.) will be treated as if received on the following business day. The Escrow Agent shall have no responsibility for any investment losses resulting for the investment, reinvestment or liquidation of the Escrow Deposit. Any interest or other income received on such investment and reinvestment of the Escrow Deposit shall become part of the aggregate Escrow Deposit and any losses incurred on such investment and reinvestment of the Escrow Deposit shall be debited against the Escrow Deposit. If a selection is not made and a written direction is not given to the Escrow Agent, the Escrow Deposit shall remain uninvested with no liability for interest thereon. It is agreed and understood that the entity serving as the Escrow Agent may earn fees associated with the investments outlined above in accordance with the terms of such investments. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrow Deposit pursuant to Section 3 hereof. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that the Escrow Agent or its affiliates are permitted to receive additional compensation that could be deemed to be in the Escrow Agent’s economic self-interest for (i) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (ii) using affiliates to effect transactions in certain investments and (iii) effecting transactions in investments.

3. Distribution of the Escrow Deposit. The Escrow Agent shall distribute the Escrow Deposit as set forth in this Section 3, and the Escrow Agent’s obligations (other than those of Sections 3.3 and 5 hereof which, by their nature, must survive this Agreement) shall terminate upon such distributions, and the Escrow Agent shall be irrevocably released and discharged from any and all further responsibility or liability with respect to this Agreement.

3.1(a) At any time following sale of at least 1,200 Interests (exclusive of subscriptions from residents of the Commonwealth of Pennsylvania), the General Partner shall (1) certify (in the form of Schedule A attached hereto) that the sale of such Interests has satisfied the Minimum Offering required for the Partnership to break escrow as to the subscription payments of residents of states other than the Commonwealth of Pennsylvania and (2) stipulate the date on which the Initial Closing Date and the release of the Escrow Deposit with respect to such investors and all related earnings thereon to the Partnership shall occur. Upon collection by the Escrow Agent of good funds for such subscription payments, the Escrow Agent shall make such distributions on the Initial Closing Date. Certification by an officer of the General Partner as provided in Schedule D hereto shall constitute sufficient evidence for the purposes of this Section 3.1(a) that such events have occurred.

(b) At any time following sale of at least 20,000 Interests (inclusive of subscriptions by residents of all States including subscriptions from residents of the Commonwealth of Pennsylvania), the General Partner shall (a) certify (in the form of Schedule B attached hereto) that the sale of such Interests has satisfied the Minimum Offering required for the Partnership to break escrow as to all subscription payments (including those from residents of the Commonwealth of Pennsylvania) and (b) stipulate the date on which the next Closing Date of the Partnership and the release of the Escrow Deposit then being held on behalf of all investors and all related earnings thereon (including, without limitation, residents of the Commonwealth of Pennsylvania) to the Partnership shall occur. Certification by an officer of the General Partner as provided in Schedule D hereto shall constitute sufficient evidence for the purposes of this Section 3.1 that such events have occurred.

3.2 After satisfaction of the conditions of Section 3.1(a) above as to residents of all states other than residents of the Commonwealth of Pennsylvania, all checks received that are made payable to the Escrow Agent, shall, upon receipt by Escrow Agent, be endorsed (without recourse to Escrow Agent) for deposit into such accounts as directed by the Partnership. The Escrow Agent shall have no duty to solicit any payments which may be due it hereunder. After satisfaction of the conditions of Section 3.1(b) above as to residents of all states including residents of the Commonwealth of Pennsylvania, all checks received that are made payable to the Escrow Agent, shall, upon receipt by Escrow Agent, be endorsed (without recourse to Escrow Agent) for deposit into such accounts as directed by the Partnership.

3.3 If any Escrow Deposit does not become deliverable to the Partnership pursuant to Section 3.1 above on or prior to the Escrow Termination Date, the Escrow Agent shall return such Escrow Deposit to the applicable subscribers in an amount equal to the subscription amount theretofore paid by each of them together with interest earned thereon. In the event that (a) rescission of an individual subscription is required to be offered to a subscriber under provisions of applicable state law or (b) a subscription for a resident of a state may only be held in escrow for a shorter period of time than provided in the preceding sentence under provisions of applicable state law, then the Escrow Agent shall promptly, following receipt of such subscriber’s duly executed request for rescission (in the case of rescission) or the General Partner’s direction to release such subscription (in the case of expiration of an applicable state statutory maximum escrow period), return such subscriber’s Escrow Deposit to him in an amount equal to the subscription amount theretofore paid by him together with interest earned thereon. For purposes of the preceding sentence, rescission must be offered to each Pennsylvania subscriber for whom an Escrow Deposit is held by the Escrow Agent at the end of the 120-day period which began with the Escrow Agent’s receipt of his or her subscription payment. If such rescission offer is not accepted, such Escrow Deposit may continue to be held for one or more successive 120-day periods at the end of each of which rescission must again be offered to each such subscriber.

In no event shall any Escrow Deposit be held in escrow for more than one year before either being (a) released to the Partnership (upon a closing pursuant to Section 3.1 and 3.2) or (b) returned to the applicable subscriber (in the event such Escrow Deposit shall be returned to the applicable subscriber for whom it is being held pursuant to Section 3.3). The Escrow Agent will not be required to communicate with any subscriber(s). All inquiries on behalf of the subscriber(s) shall be coordinated through the Partnership.

4. Distribution of Interest. If the Escrow Deposit become deliverable to the Partnership pursuant to Section 3.1 or to the subscribers pursuant to Section 3.3 above, the General Partner shall compute the pro rata share of the investment earnings of each Escrow Deposit for the distribution in accordance with such computations. Each subscriber’s pro rata share of investment earnings shall be computed as follows:

Investment Earnings multiplied by	(individual subscription amount multiplied by the number of days held)
(total subscription amount multiplied by the number of days held)
Such pro rata share of investment earnings shall be distributed to each subscriber by the Partnership upon admission of the subscriber as a member of the Partnership or upon return of his/her subscription amounts.

5. Duties and Liability of Escrow Agent.

5.1 The General Partner and the Partnership each represent that its correct Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service or any other taxing authority is set forth in Schedule C. Upon execution of this Agreement, each party shall provide the Escrow Agent with a fully executed Internal Revenue Service Form W-8 or W-9. Any interest or other income earned under the Escrow Account shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid. Notwithstanding such written directions, the Escrow Agent shall report and, if required, withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. In the absence of timely direction, all proceeds of the Escrow Account shall be retained in the Escrow Account and reinvested from time to time by the Escrow Agent as provided in Section 3. In the event that any earnings remain undistributed at the end of any calendar year, Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by the General Partner and the Partnership. In addition, Escrow Agent shall withhold any taxes it deems appropriate and shall remit such taxes to the appropriate authorities.

5.2 The Escrow Agent shall have the right to liquidate any investments held in the Escrow Account in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent, in its capacity as escrow agent hereunder, shall not have any liability for any loss sustained as a result of any investment made pursuant to the Instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Account or any earnings thereon. Any such investment of the Escrow Account shall be made in compliance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended.

5.3 Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act of the parties hereto.

5.4 Notwithstanding anything in this Agreement to the contrary, in no event shall the Escrow Agent be liable for special, indirect or consequential losses or damages of any kind whatsoever (including, but not limited to, lost profits),except for any losses or damages caused by the gross negligence or willful misconduct of the Escrow Agent.

5.5 The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and shall be limited to the performance of such duties and obligations as are specifically set forth herein.

5.6 In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, Escrow Agent shall not be liable to anyone for any damages, losses or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, that the Escrow Agent shall be liable for damages arising out of its willful misconduct or gross negligence under this Agreement, as determined by a court of competent jurisdiction. Accordingly, Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for the Partnership given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by proper person or persons and to conform with the provision of this Agreement. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with such counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

5.7 Each of the Partnership, the General Partner and Dealer-Manager hereby respectively agree to indemnify and hold harmless the Escrow Agent, and its directors, officers, agents and employees (the “indemnitees”), against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursement which may be incurred by it resulting from any act or omission of the Partnership, the General Partner or the Dealer-Manager; except, that if Escrow Agent shall be found guilty of willful misconduct or gross negligence under this Agreement by any court of competent jurisdiction, then, in that event, Escrow Agent shall bear all such losses, claims, damages and expenses. The indemnity provided by this Section 5.7 shall survive the termination of this Agreement.

5.8 In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.

5.9 All fund transfer instructions must be given in writing, whether by facsimile, PDF or otherwise, and the Escrow Agent is authorized to seek confirmation of such instruction by the person or persons whose specimen signature is designated on Schedule D hereto.

5.10 It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the parties hereto to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any Escrow Deposit for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank, or an intermediary bank designated.

6. Uncollectible Checks. If any checks or other instruments deposited in the Escrow Account prove uncollectible, the Partnership shall promptly reimburse the Escrow Agent therefor upon request and the Escrow Agent shall deliver the returned checks or other instruments to the Partnership.

7. Notices. All notices, requests, demands and other communication or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, deposited with a guaranteed overnight delivery service such as Fedex or deposited for mailing, first class, postage prepaid, registered or certified mail, as follows:

If to the subscribers for Interests:	To their respective addresses
as specified in their Subscription Agreements.

If to the Partnership or the General Partner:	ICON Equipment and Corporate Infrastructure Fund Fourteen, L.P.,
a Delaware limited partnership
c/o ICON GP 14, LLC, its General Partner
100 5th Avenue - 4th Floor
New York, NY 10011
Attention: Chief Executive Officer

If to the Dealer-Manager:	ICON Securities Corp.
100 5th Avenue - 4th Floor
New York, NY 10011
Attention: President

If to the Escrow Agent:	Deutsche Bank Trust Company Americas
60 Wall Street - 27th Floor
New York, NY 10005
Attention: Manager, Escrow Team

8. Resignation or Removal of Escrow Agent. The Escrow Agent, or any successor to it hereafter appointed, may at any time resign and be discharged from the duties and obligations created by this Agreement by giving at least thirty (30) days prior written notice to the Partnership and the General Partner and accounting in full for all sums delivered to, and held by, it and all earnings thereon while Escrow Agent hereunder to the Partnership, the General Partner and any successor Escrow Agent. The Escrow Agent may be removed at any time upon sixty (60) days prior written notice by any instrument purportedly signed by an authorized representative of the Partnership and the General Partner. Any successor Escrow Agent shall deliver to the Escrow Agent, the Partnership and the General Partner a written instrument accepting such appointment hereunder and shall accept delivery of the Escrow Account to hold and distribute same in accordance with the terms of this Agreement. If no successor Escrow Agent shall have been appointed within thirty (30) days after the Partnership and the General Partner receive notice of the Escrow Agent’s intention to resign or within sixty (60) days of the Escrow Agent’s receipt of notice of its removal, the Escrow Agent shall deliver all amounts deposited with it in the Escrow Account and all earnings thereon to a national bank with a net worth of not less than $100,000,000 designated by the Escrow Agent which has agreed in writing to accept such monies and to act as substitute Escrow Agent in compliance with the terms of this Agreement. Upon such delivery and acceptance, the Escrow Agent shall be discharged from any future obligations under this Agreement.

9. General.

9.1 This Escrow Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of New York, exclusive of conflicts of laws provisions thereunder. The parties hereto consent to the jurisdiction of all courts of the State of New York and the venue of the courts located in the county in which the Escrow Agent is located to resolve all disputes pertaining to this Agreement and any ancillary agreements entered into in furtherance of the purposes hereof and agree that such jurisdiction shall be exclusive. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control.

9.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.3 This Agreement sets forth the entire agreement and understanding of the parties in respect to this Agreement and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

9.4 This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other terms of this Agreement.

9.5 This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

9.6 This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns.

9.7 The Escrow Agent shall have the right to withhold an amount equal to the amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement.

9.8 For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Escrow Agent may conclusively rely upon such instructions or directions, delivered and executed by representatives of the Partnership and the General Partner designated on Schedule D attached hereto and made a part hereof (each such representative, an “Authorized Person”), which such designation shall include specimen signatures of such representatives, as such Schedule D may be updated from time to time.

9.9 The Partnership, the General Partner, and the Dealer-Manager each hereby agree and acknowledge that in accordance with Section 326 of the USA Patriot Act the Escrow Agent, like all financial institutions and in order to fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Escrow Agent. The Partnership, the General Partner, and the Dealer-Manager each agrees that it will provide the Escrow Agent with such information as it may request in order for the Escrow Agent to satisfy the requirements of the USA Patriot Act.

10. Representation of the Partnership. The Partnership hereby acknowledges that the status of the Escrow Agent with respect to the offering of the Interests is that of agent only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that Escrow Agent, by serving as Escrow Agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Interests, or has approved, endorsed or passed upon the merits of the Interests or the Offering, nor shall the Partnership use the name of Escrow Agent in any manner whatsoever in connection with the offer or sale of the Interests, other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

11. Fees. Upon execution of this Agreement, the Partnership will pay the Escrow Agent Fee’s outlined in Schedule E attached hereto. This section shall survive any termination of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ICON EQUIPMENT AND CORPORATE INFRASTRUCTURE FUND FOURTEEN, L.P.
a Delaware limited partnership
By: ICON GP 14, LLC, its General Partner

By:	/s/ Michael Reisner
Name:	Michael Reisner
Title:	Director

ICON GP 14, LLC, as General Partner

By:	/s/ Michael Reisner
Name:	Michael Reisner
Title:	Director

ICON SECURITIES CORP., as Dealer-Manager

By:	/s/ Michael Reisner
Name:	Michael Reisner
Title:	Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Escrow Agent

By:	/s/ Luigi Sacramone
Name:	Luigi Sacramone
Title:	Assistant Vice President

By:	/s/ Kisha A. Holder
Name:	Kisha A. Holder
Title:	Vice President